Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Medical Transcription Billing, Corp. and subsidiary, dated March 31, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Medical Transcription Billing, Corp. and subsidiary for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

April 3, 2015